Exhibit 3.20

MC-305048

Certificate Of Incorporation

I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands          DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said           Law in respect of registration were complied with by

CIFC CLO Opportunity Fund GP Ltd

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the           20th day of October Two Thousand Fifteen

Given under my hand and Seal at George Town in the Island of Grand Cayman this 20th day of October Two Thousand Fifteen

Assistant Registrar of Companies, Cayman Islands.

Authorisation Code : 494027995062
www.verify.gov.ky
22 October 2015